THOMSON REUTERS EDITED TRANSCRIPT Q4 2020 Caseys General Stores Inc Earnings Call EVENT DATE/TIME: JUNE 09, 2020 / 2:30PM GMT THOMSON REUTERS | Contact Us 1 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call CORPORATE PARTICIPANTS Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director William Walljasper CONFERENCE CALL PARTICIPANTS Anthony Chester Lebiedzinski Sidoti & Company, LLC - Senior Equity Research Analyst Benjamin Shelton Bienvenu Stephens Inc., Research Division - MD Charles Edward Cerankosky Northcoast Research Partners, LLC - MD of Research, Equity Research Analyst & Principal Christopher Mandeville Jefferies LLC, Research Division - Equity Analyst Irene Ora Nattel RBC Capital Markets, Research Division - MD of Global Equity Research & Senior Equity Analyst John Macalister Royall JP Morgan Chase & Co, Research Division - Analyst Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst Paul Trussell Deutsche Bank AG, Research Division - Research Analyst Robert Kenneth Griffin Raymond James & Associates, Inc., Research Division - Senior Research Associate PRESENTATION Operator Ladies and gentlemen, thank you for standing by, and welcome to the Fourth Quarter Fiscal Year 2020 Casey's General Store (sic) [Casey's General Stores] Earnings Conference Call. (Operator Instructions) As a reminder, today's program is being recorded. I would now like to introduce your host for today's program, Bill Walljasper, Chief Financial Officer. Please go ahead, sir. William Walljasper Well, good morning, and thank you for joining us to discuss Casey's results for the quarter ended April 30. I'm Bill Walljasper, Executive Advisor and former Chief Financial Officer. Darren Rebelez, Chief Executive Officer; and Steve Bramlage, Chief Financial Officer are also here. Before we begin, I'll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and needs, the company's supply chain, business strategies, growth opportunities, performance at our stores and the potential effects of the COVID-19 outbreak. There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including, but not limited to, our ability to execute on the strategic plan, the impact and duration of the COVID-19 outbreak and government -- and related governmental actions or to realize benefits from our strategic plan as well as other risks, uncertainties and factors which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and available on our website. Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. This morning, we'll take -- we'll first take a few minutes to update you on our response to the coronavirus pandemic, highlight a few trends that we experienced during the fourth quarter and then summarize the results of the quarter, followed by a question-and-answer session. I would now like to turn the call over to Darren. THOMSON REUTERS | Contact Us 2 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Thanks, Bill, and good morning, everyone. We hope that you and all of your families are doing well and are safe during this time. Given the current environment, before we discuss the results of our fourth quarter and recent trends, I'd like to take a few minutes to update all of you on our response to COVID-19. I'd first like to say how grateful I am to all of our team members and their efforts throughout this crisis. This is arguably one of the most challenging environments our industry has ever faced, and I couldn't be more proud of the way our team has responded. I would also be remiss in not recognizing the tremendous efforts of all the everyday heroes across our country, especially the medical professionals. We're very grateful for everything they do for our communities. As we begin to navigate through this pandemic, our top priority has always been the health and well-being of our team members, our guests and the communities that we serve. As a result, we've implemented the following changes across our company. We increased pay and provided free meals for all store and distribution center team members, provided additional operational bonuses for key field and support team members, provided additional paid leave for impacted team members, provided personal protective equipment for team members, installed plexiglass shields at our cash registers, enhanced cleaning and hygiene practices, implemented health checks in all our distribution centers, designated exclusive shopping times for higher risk guests, established 6-foot markings in our stores to encourage social distancing and implemented contact-less delivery. We've also recognized the increased need in our communities during this crisis. Within our communities or with our communities facing new challenges as a result of the coronavirus, we identified 2 significant ways to make an immediate impact for our neighbors. First, we launched the slice of thanks program to recognize and show gratitude to essential workers during the crisis. Since April, Casey's team members and our partners have donated nearly 15,000 slices of pizza for health care workers and first responders. Second, in May, we announced a year-long partnership with Feeding America that will focus on having a local impact in our communities through food banks that serve the neighborhoods we call home. Through this partnership, we aim to make a positive impact on hunger needs for children, families and rural communities. I look forward to sharing more on these efforts as our partnership continues this year. Moving forward, Casey's will continue to engage our guests, partners and team members to demonstrate that we are here for good in our communities. Now before I provide a few comments on the fourth quarter results, I'd like to take a moment to reflect on my first year with the company. When I started with Casey's, I mentioned to all of you how excited I was about the opportunity to be part of such a successful organization and how I admired the 3 distinct elements of our business model: fuel, convenience and food service. This diversity in our business puts us in the unique position of adding multiple levers to pull to manage through challenging times such as the one we're currently experiencing and continue to drive shareholder value. Even though we have near-term uncertainty, I feel even better about our long-term outlook and our ability to execute on our strategic initiatives. I'm confident that we're on the right path forward, and we will come out of this pandemic in excellent financial position with better capabilities and be an even stronger company. We will continue to be disciplined in our capital spending to drive long-term value for our shareholders. With that, I'll now walk you through the results of the fourth quarter. As you've seen in the press release, diluted earnings per share for the fourth quarter were $1.67 compared to $0.68 a year ago. The results were primarily impacted by a significantly higher fuel margin versus the fourth quarter a year ago, offset by the adverse impact in guest traffic related to COVID-19. However, as with many companies, our fourth quarter was the tale of 2 periods within the quarter. We started the quarter with strong momentum as many of our strategic initiatives were gaining traction. This momentum continued and actually accelerated through the first 2 weeks of March with inside same-store sales up in the mid-single digits and same-store gallons up in the low single digits, excluding the extra day for leap year. However, as COVID-19 restrictions became more prevalent starting in the middle of March, we began to experience a rapid decline in our guest traffic, resulting in compression of our same-store sales. This compression had the most impact in the month of April, where we experienced the following results in same-store sales. Fuel gallons were down 34%, but were more than offset by an unprecedented average fuel margin of $0.63 per gallon. Grocery and other merchandise was down 9%, and prepared food and fountain was down 30%. In response to the adverse impact on our business, we THOMSON REUTERS | Contact Us 3 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call made significant adjustments in our operations to mitigate the impact, which we'll discuss later in our prepared remarks. Since the middle of April, we've seen a steady improvement in comps across our business as these adjustments gain traction, weather improves and state and local restrictions ease. I will provide additional details on the current trends we're experiencing as we discuss each category. Year-to-date, diluted earnings per share were up -- were $7.10, up 29% from the same period a year ago. As we navigate through this near-term challenge, we've made numerous adjustments in our business to maintain flexibility to ensure our continued long-term success. Some of these actions include deferring some discretionary capital spending, adjusting store hours to meet guest demand to optimize profitability, expanding third-party delivery opportunities, expanding delivery items beyond prepared foods, expanding online assortment available for sale and modifying prepared food production to reduce food waste. In parallel with these changes, we continue to move forward in executing on key elements of our long-term strategic plan, which will position us well for future growth. I would now like to go over our results and some of the details in each of the categories. During the quarter in the fuel category, we experienced an unprecedented environment in both fuel demand and margin. As a result of the decrease in demand beginning in mid-March due to various state and local restrictions, same-store gallons in the quarter were down 14.7%. As indicated earlier, we experienced the largest impact in April, with the trough being down between 35% and 40%. Same-store gallons stabilized during the middle of April and has been steadily moving upwards since. At the same time, the pandemic began to impact our business, the macro environment for fuel supply was disrupted, creating a significant fuel margin benefit throughout the industry. Our average fuel margin in the fourth quarter was $0.408 per gallon. Fuel margins peaked around the first of April and moderated throughout the rest of the month. The average retail price of fuel during the fourth quarter was $2.05 a gallon compared to $2.46 a gallon a year ago. Total gallons sold for the quarter were down 10.7% to 488 million gallons, while gross profit dollars increased 96% due to the margin environment discussed previously. For the fiscal year, same-store gallons were down 5.1%, while gross profit dollars in the fuel category were up 32% compared to the same period a year ago. During the quarter, we completed the conversion of our stores to digital price signage. This signed conversion is the final step in our plan that will allow us increased flexibility in adjusting retail prices to react more quickly to the changing fuel environment. We are also pleased with the progress we made in fuel procurement in the fourth quarter, allowing us to finish the fiscal year with approximately 50% of our total fuel volume under contract. Lastly, in the fuel category, we continue to gain traction in our fleet card program. Over the course of the fourth quarter, we continued to add new cardholders. To date, we now have over 8,100 accounts and 20,000 cardholders. We remain optimistic about the potential of all of these initiatives going forward. Same-store gallons have improved sequentially throughout the first quarter, and for the past 14 days, are trending down in the mid-teens, while the average fuel margin is trending in the low to mid $0.30 per gallon range. We anticipate same-store gallons to continue to improve as we head into the summer months in the State of Illinois recently lifted their stay-at-home mandate in June. For context, Illinois represents approximately 20% of our store base. Moving to inside the store. Total sales in the grocery and other merchandise category were $568.1 million, up slightly from a year ago in the fourth quarter. Same-store sales were down 2% during the quarter, adversely impacted by stay-at-home restrictions related to COVID-19. To put this in perspective, for the first 6 weeks of the quarter, same-store sales in this category, excluding the extra day for leap year, were up over 5% compared to the last 6 weeks, where we saw a decline in comps by approximately 9%. There were several subcategories that were more resilient during this time, such as beer and alcohol as well as tobacco. The average margin in the quarter was 30.4%, down 110 basis points from a year ago in the same period due primarily to an adverse product mix shift to lower margin items related to COVID-19. As a result, gross profit dollars for the quarter in the category were down slightly to $173 million. For the fiscal year, same-store sales were up 1.9% with an average margin of 32%. As you may recall, the year-to-date margin was adversely impacted by a $6.6 million onetime adjustment that occurred in the first quarter. Without that adjustment, the margin was 32.3%. Same-store sales have improved sequentially throughout the first quarter, and for the past 14 days, are trending positive in the THOMSON REUTERS | Contact Us 4 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 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JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call low single digits. Given the current environment and recent regulatory changes in tobacco, during the fourth quarter, we paused on the rollout of additional items to the price optimization platform inside our stores. We'll update you on this area as we continue to navigate through the current environment. The prepared food and fountain category has been one of the areas most impacted by the effects of the coronavirus pandemic. Through the first 6 weeks of the quarter, excluding the extra day for leap year, we experienced same-store sales of 5.5%. The last 6 weeks, we saw a decline of approximately 30%, resulting in same-store sales down 13.5% for the fourth quarter. Historically, the whole pies make up about 25% of this category, with the remainder coming from items that are primarily self-serve offerings either in our food warmers or bakery cases or from our coffee and fountain. Our whole pie business as a destination item has been very resilient during this time, showing significant double-digit same-store sales gains. In contrast, the remaining 75% of this category is more dependent upon everyday traffic that comes from people commuting to and from work or other activities. As a result, this is where we have experienced the greatest adverse impact in prepared foods from the pandemic. Also, during this time, several areas in our footprint restricted our ability for self-service food items as well as our coffee and fountain offerings. In addition to this, to protect the well-being of our guests, we voluntarily suspended self-service across our entire chain for a period of time. We have since reopened our self-service platform where allowed as restrictions begin to ease across our territory. Subsequently, we have seen gradual improvement in self-service items while maintaining strong double-digit sales for whole pies. As a result of these events, total sales for the quarter were down 9.5% to $230 million. The prepared food margin in the quarter was down 220 basis points to 60% due to an increase in promotional activity and higher commodity costs. We were pleased with the acceleration in our comps prior to the impact of COVID-19 in the quarter as many of our initiatives were maturing and gaining momentum. Despite the current environment, we're excited about the traction we're gaining with our digital platform and how our guests are responding to our rewards program. We currently have over 2.2 million active members enrolled compared to just under 1 million members 5 months ago when we launched the program, and this number continues to climb. Also, approximately 50% of all pizza orders are conducted digitally now, and over 20% of all of our transactions have a rewards participant. We look forward to the opportunity to learn more about our guest preferences, which will allow us to serve them even better. We believe that our new suite of digital platforms will continue to drive additional traffic. Year-to-date, same-store sales were down 1.5% with an average margin of 60.9%. The margin was down from a year ago, primarily due to higher cheese costs and the adverse impact from a special promotion we ran in November to launch our new coffee program. The average cost of cheese for the fourth quarter was $2 per pound compared to $1.73 in the same quarter last year. With cheese cost currently trending down, we are successful in locking in a portion of our cheese cost through the end of the calendar year. We'll continue to monitor the market closely, looking for additional buying opportunities. Same-store sales have improved sequentially throughout the first quarter and for the past 14 days are trending down in the low teens. We anticipate same-store sales to continue to improve as additional areas in our territory ease self-service food restrictions, we head into the summer months, and the State of Illinois recently lifted their stay-at-home mandate in June. Currently, we still have approximately 25% of our store base adversely impacted by self-service restrictions. Again, Illinois represents approximately 20% of our store base. We continue to move forward with our culinary innovation initiative as part of our long-term strategic plan. We completed the initial phase of this plan with the hiring of our new Vice President of Food Service, Michelle Wickham. Michelle is a 30-year veteran of the food service industry. We look forward to her energy and passion to enhance our already successful food service business. I'd now like to turn the call over to Bill to discuss operating expenses and the financial statements. Bill? THOMSON REUTERS | Contact Us 5 ©2020 Thomson Reuters. All rights reserved. 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JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call William Walljasper Thanks, Darren. In response to COVID-19, we made numerous adjustments in our business operations, outlined previously, intended to help protect our team members and guests in navigating through this crisis. As a result of these changes and operating 61 more stores this period compared to a year ago, total operating expenses in the quarter were up 6.2% to $367 million. This includes additional COVID-related expenses of approximately $12.5 million. Despite these added expenses, we were able to drive same-store operating expenses down 2% for the quarter, driven by refinements made to store hours and labor scheduling to better align with the changes in consumer demand caused by the pandemic. Same-store labor hours were down 10.3% during the quarter. We will continue to monitor the environment closely and make the necessary adjustments as appropriate. Year-to-date, our operating expenses were up 7.7%. On the income statement, total revenue in the quarter was down 16.8% to $1.8 billion, primarily due to lower retail fuel prices from a year ago and the adverse impact from COVID-19. Depreciation in the quarter was up 3.7%. The effective tax rate for the quarter was 21%, up from a year ago, primarily due to a lower benefit from federal tax credit in this period. We expect our effective tax rate for fiscal 2021 to be between 24% and 26%. Our balance sheet continues to be strong. Our net debt-to-EBITDA at the end of the year was 2.1x, while our cash and cash equivalents at April 30 were $78.3 million. Long-term debt net of current maturities was down to $715 million as our $569 million bullet payment due this August moved to the current liability earlier in the year. Over the past quarter, we have been finalizing the note purchase agreement for the refinancing of our $569 million bullet payment due this August. As mentioned in our last call, the blended interest rate for this refinancing was 2.9%. With this refinancing, the average pretax cost of our long-term debt will decrease from 4.4% to approximately 3.3%. For the fiscal year, we generated $504 million in cash flow from operations and had capital expenditures of $472 million compared to $463 million a year ago in the same period. EBITDA increased to 48.4% to $158 million in the quarter compared to the same period a year ago, primarily due to the higher contribution from fuel discussed previously. For the year, EBITDA increased nearly 15% to $647 million. I'd now like to turn the call back over to Darren to update you on our unit growth. Darren? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Thanks, Bill. For fiscal 2020, we completed 60 new store constructions, acquired 18 stores and had 2 additional stores under agreement to purchase. Thus far in the first quarter, we have opened 6 new stores and have 8 stores under construction. Given the current environment, as we head into fiscal 2021, we'll be focused on liquidity and maintaining a strong balance sheet. With that in mind, we'll continue to be prudent in our capital spending in order to maintain flexibility until we have more certainty around what the new normal may look like. Because of this uncertainty caused by these unprecedented times, we will not be providing guidance at this time for the fiscal year ending April 30, 2021. This will be reevaluated as conditions warrant. Before I close and open for questions, I'd like to briefly outline some of the recent changes we've made within the executive leadership team. The additions include Ena Williams as Chief Operating Officer; Steve Bramlage as Chief Financial Officer to fill the role vacated by the retirement of Bill Walljasper, which was announced earlier this year; and Adrian Butler as Chief Information Officer, which is a newly created role. We're excited to have such talented leaders join our team to strengthen our efforts in executing on our strategic plan. In conjunction with these changes, Brian Johnson, a 17-year veteran of the company, will take on the responsibility of leading investor relations, in addition to the new mergers and acquisitions team. Many of you are already familiar with Brian as he helped lead investor relations previously in his former role as Vice President of Finance. In closing, despite uncertainty around the near-term impact of COVID-19, we believe, given our strong liquidity and balance sheet, we are THOMSON REUTERS | Contact Us 6 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call well positioned -- or positioned extremely well to successfully navigate through this crisis, continue to execute our strategic plan, and take the appropriate actions that allow us to emerge even stronger. We'll now open it up for questions. QUESTIONS AND ANSWERS Operator (Operator Instructions) Our first question comes from the line of Chris Mandeville from Jefferies. Christopher Mandeville Jefferies LLC, Research Division - Equity Analyst I was hoping maybe if there's an ability for you to do so to help us try and better understand the impact of the self-serve restrictions. Is there any way of parsing out or splitting performance maybe throughout the back half of the quarter or even quarter-to-date for those stores that are now fully reopened and have all of their offerings accessible to the consumer versus those that might still have some restrictions? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, Chris. We've done a fair amount of analysis on that. And I'd say it is somewhat of a moving target because there's a lot of different types of restrictions, and these things have come on and off. But what I would say, generally speaking, between the 2 groups, we saw same-store comps drag kind of in the mid -- or rather the high single digits between the 2. So when we go to full service, that hits us in the high single digits versus being self-serve. Christopher Mandeville Jefferies LLC, Research Division - Equity Analyst Okay. That's very helpful. And then it seems now I think you've now got a few weeks' worth of DoorDash under your belts. I was hoping if you could maybe offer up some color on performance that you've seen thus far? How we should maybe be thinking about the impacts to the P&L near term? And then also, how should we be thinking about product expansion through that platform, as I think you have maybe close to north of 100 SKUs available now? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, that's right. And we've added 600 stores to that platform, I'm going to say, end of April, I believe that it was. Is that end of April? And we've seen some nice growth there, and a good portion of that is incremental. It's not all incremental. In some stores, we were not delivering before, so it was 100% incremental and others. We had delivery, and this just complemented it. So give or take, on a given day, we were getting about 2,000 orders across those stores. So it's been a nice uplift. And we're starting to see some good traction with the additional items outside of the pizza business as well. Christopher Mandeville Jefferies LLC, Research Division - Equity Analyst Perfect. And then the last one for me before I hop back in the queue here is just on your comments around having contracted out some portion of your cheese cost. Can you just put a finer point on that, maybe in terms of the percentage that has been contracted and at what price? William Walljasper Yes. Yes. Chris, this is Bill. Roughly 70% of our cheese has been contracted out at a price just south of $2 per pound. Currently, cheese is trending from all-in basis for us, just slightly over $2 a pound. So we will start seeing a tailwind here as we head into the back half of this quarter and into the second quarter. So it -- that'll be a nice plus for us. Operator Our next question comes from the line of Karen Short from Barclays. Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst Bill, I just want to check if this is the last time we'll be talking to you on earnings. THOMSON REUTERS | Contact Us 7 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call William Walljasper Well, you might have another call with me a couple of days here, but this will be my officially my last earnings call, yes. Don't get misty eyed on me, Karen. Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst It's been great working with you. William Walljasper Yes, great working with you. You've been great support. Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst So I just wanted to talk about fuel a little bit. Maybe can -- you gave the updated percent on contracts, so it's up a little bit sequentially from the end of 3Q. I wanted to find out a little bit. Does this -- the higher percent or just the 50% contract, does that help or hurt you in a volatile environment? Meaning, could your margins actually have been even higher if you had been on spot entirely? I just wanted to talk through that generally because it seems like we could be in a volatile environment going forward for a while. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. This is Darren, Karen. Yes, we definitely anticipate being in a volatile environment for a while. But actually, the way the contracts are structured, they're indexed off of a benchmark price. And so as costs come down, it tends to be that index price minus a certain cents per gallon, depending on the contract and where we are. So if it goes up, we're below that index, if it goes down, we're below that index. So the volatility is still there. We're moving with that index, but we'll always be at a favorable price versus what we would have been otherwise if we were just buying off the rack. Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst Okay. That's helpful. And then in terms of the -- you walked through all the -- like many, many changes you've had from an operations, mostly it sounds like OpEx perspective. Can you talk a little bit about what the actual dollar buckets were for expenses related to all these investments, whether it be in plexiglass and things like that, but -- versus the offset in reduced hours? Because presumably those expenses go away as we go into 2021. And then I'm not sure where you're at on the reduced hours. So just wondering if you could give a little more detail on that. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. I'll give you some buckets, and then Bill can get you in the details. But I think there's probably 2 big buckets. It's -- the one is around increased pay for our team members working in our field operations and our distribution centers. So that's one bucket, and that's probably the bigger bucket. And then there's another bucket around, or call it, safety precautions, and that's everything from PPE to things that we're doing more recently in the store support center as we start to plan for people to come back into this facility. So those are probably the 2 buckets on. Bill, if you want. William Walljasper Yes. Maybe just to get more granular with that. So of that first bucket, that special pay that Darren was referring to, that represents about $10 million of that $12.5 million. And then the remaining piece of that would ran the gamut from plexiglass to personal protective equipment. We did have a handful of stores that had COVID outbreak, and so we had to clean the stores and some cleaning around that. And so right now, our special pay is intended to, at this point, to go through middle of June, and we'll evaluate that on an ongoing basis. Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst And where are you at with respect to the hours? William Walljasper Oh, the hours reduction -- so the hours reduction in the quarter came down, on a same-store basis, a little over 10%. But at certain points within the quarter, we were down upwards of 25% on store labor hours. And really, for us, it was really a matter of being more flexible to align our labor scheduling to meet that consumer demand. So as Darren mentioned on the onset of this call, obviously, very proud of the THOMSON REUTERS | Contact Us 8 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call team. So the team, the operational team, did an outstanding job of reacting very quickly to ebb and flow the schedules accordingly. And so as our business is picking back up due to a number of things we mentioned in the call, we are readjusting those hours accordingly. Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst Okay. And then just last question for me. As you're reintroducing self-serve, I'm actually just curious what your observation is in terms of the customers coming in and their willingness to engage in self-serve. I mean I think anyone who's in the Tri-state area thinks that, that will never be something that anyone will engage in again, but I don't know that, that's necessarily how the whole country is thinking about that. I'm wondering if you could just give any color on how quick that was to kind of recover once it was reintroduced? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, Karen, that's an interesting one. And I've been out into a lot of our stores around our footprint, and I can tell you, when we made the shift to full service, our guests did not like that. And although we had people with masks and gloves on handing them their food, they just -- they didn't like having to wait. They were accustomed to doing it themselves. And part of being a convenience store is being able to get in and out really quickly and kind of do things for yourself. And that was something that our guests did not like. And we started to see that come around when we started to loosen up those restrictions, and our guests have enjoyed that again. So I don't have any empirical data to share with you in terms of a percentage who like it or don't like it. All I can tell you is people were complaining when we made the change. People were happy when we change it back, and our sales have started to improve. So I would say, at least in this part of the world, people are preferring the self-service model. William Walljasper I would agree with that, Karen. As Darren mentioned, as we move from a full-service to a self-service model, depending on the category, that's a self service, we see an uptick anywhere from 10% to 15% improvement on a category. What -- again, it depends on a localized basis. But -- so definitely, there seems to be an overwhelming desire to have that self-service impact, at least in our market area. Operator Our next question comes from the line of Bobby Griffin from Raymond James. Robert Kenneth Griffin Raymond James & Associates, Inc., Research Division - Senior Research Associate I guess, first, I wanted to circle back, Bill, on your comments about the lock in, in the cheese prices for prepared food. With that now locked in, is that pretty much the big driver to reverse the trajectory of the margins that have been going on there? Or are there some other factors that we should keep in mind as we model that business segment out going forward? William Walljasper Well, there's a couple of things to think about there, Bobby. That's definitely one. So when you think about the fourth quarter, we had about -- the average cost achieved was a little over $2 compared to a year ago, that's $1.73. So just by way of context there, about every $0.10 per pound is about 35 basis points to the overall prepared food margin. And so that's the majority of that, but also promotional activity. Obviously, as we head into a COVID-related environment, discretionary income becomes constrained as you might imagine. And so with that, we are always looking for a value proposition with our guests. And so with that, we certainly are looking to be more promotional in trying to drive business, especially in the environment we have right now. So those would be 2 of the factors that I would say would be causing us there. I would also keep in mind, we didn't really touch on that but from a comp perspective, as you know, we have a little tail of the rewards program gets up and fully operational. There is a drag on that rewards of about 90 basis points to the comp in the fourth quarter. So I just wanted to point that out as well. But cheese cost traditionally have been probably the biggest drag on the margin side. Robert Kenneth Griffin Raymond James & Associates, Inc., Research Division - Senior Research Associate Okay. That's very helpful. And I guess, Darren, maybe to pivot, I mean, just curious, from like a high level, you've seen how the business kind of reacted to this environment that's very challenging. Any of the big initiatives that we talked about in January at the Investor Day that maybe you saw it could be accelerated or need to be accelerated, that you kind of learned from this environment or anything interesting to point out there? THOMSON REUTERS | Contact Us 9 ©2020 Thomson Reuters. 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JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. There is a couple of things that we pulled forward, particularly in the digital space. We -- well, the first one was the DoorDash delivery. We were -- we had a small pilot going on and had a plan to do a larger rollout later in the year, and we pulled that forward. And within a couple of weeks we were live at 600 stores. Expanding the online assortment outside of prepared foods was something that was on our road map, but we didn't have it queued up earlier in the year, and we pulled that forward and have expanded that. We're in the process of piloting curbside delivery, which was something we didn't have on our road map actually, but identified that as a guest need in the current environment and pulled that forward. So there's a few of those things like that, that we accelerated. But Bobby, what I feel really good about is that plan that we laid out in January for everybody. When we took a look through all those initiatives and everything that we had planned to do, all of that stuff is still holds true today, and in some cases, even more important. So we're very committed to continuing to execute on that strategic plan in spite of the current environment. Robert Kenneth Griffin Raymond James & Associates, Inc., Research Division - Senior Research Associate Perfect. That's very helpful. And I guess if I could sneak one modeling question here real quick. When we try to tune up our models for gallons here in the first quarter, should we think about May as basically in between the April being down 34% in the last 2 weeks being down mid-teens or we kind of true-up to current trends? William Walljasper Yes. That -- I think I'd be a safe range to put it in. Again, as we mentioned, every week, it continues to improve, not just fuel gallons, but every category continues to improve. State of Illinois, as Darren mentioned, went off their state restrictions, June 1, roughly. And so we just have really one week of that eased restriction for visibility at this point. But if that follows suit from the other states, it will continue to improve. Obviously, the summer months and the driving season is another factor that helps as well. Robert Kenneth Griffin Raymond James & Associates, Inc., Research Division - Senior Research Associate Okay. Perfect. And Bill, I think we are talking maybe one more time, but if not, best of luck in your retirement, and it's been good getting to know you. William Walljasper Yes. Thank you, Bobby. I appreciate it. Great chatting with you over the years. Operator Our next question comes from the line of Ben Bienvenu from Stephens, Inc. Benjamin Shelton Bienvenu Stephens Inc., Research Division - MD I'll echo the sentiments, Bill. It's been a pleasure. We'll miss you, and we wish you the best. William Walljasper Thank you very much, Ben. Benjamin Shelton Bienvenu Stephens Inc., Research Division - MD I want to ask, Darren, you mentioned comments on kind of the deferral of capital spend. But I'm curious, in the broader context of the industry, you guys are still in a really strong position financially. You've got a flexible balance sheet. We've talked in the past about how incremental investment in stores for independent operators could drive more operators out of the industry and accelerate your opportunity for M&A. I'm curious, in the COVID environment, particularly as fuel margins normalize and gallons are still down a bit, though recovering, has that accelerated the opportunity for M&A for you all? And would you be willing to accelerate that activity despite some of the deferrals you've made on the capital investment side of things? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, [Ben] (corrected by company after the call), thanks for that question. And yes, absolutely, we expect that we'll be able to accelerate M&A in this environment. I kind of look at this fuel margin as maybe a little bit of a short respite for some of these operators that we were kind of on the cusp. And so got a little bit of breathing room with some margins, but I wouldn't anticipate that these types of margins last THOMSON REUTERS | Contact Us 10 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call forever, and that will create that opportunity. And that's something we outlined in our Investor Day, with standing up a dedicated M&A team, we have done that. And as I mentioned in my remarks, we've put Brian Johnson, who was our head of overall store development. He'll be handling investor relations, but a big part of his job is going to be fully focused on M&A. And so his team is already building out a pipeline of potential opportunities, and we're talking to a lot of folks right now. We'll have to see how that plays out in the near term. But I'm absolutely bullish in the long-term that we have a great opportunity there now we have a dedicated team focused on executing against that. Benjamin Shelton Bienvenu Stephens Inc., Research Division - MD All right. Great. I want to ask about the prepared food and fountain margins and then also just the mix of the business. You noted that you had an uptick in whole pies. I'm curious what impact that has had on the margins of the business. And then as you reopened, has that percentage of whole pie gone back down and you've shifted back more towards slices, and what impact has that had on the margin? William Walljasper Yes. Ben, this is Bill. I'll go and fill that. If Darren wants to add to it, he can jump in here. But -- so there's several things going on in the prepared food category. And first of all, whole pies have accelerated. As Darren mentioned in his opening remarks, approximately 25% of the prepared food business is whole pie. Now that has accelerated here in the fourth quarter. We're probably just slightly north of 30% as contribution in the fourth quarter because of the activities that we have done with respect to DoorDash, with respect to increased promotional activity. And whole pie would be an item that's a higher-margin than the category as a whole. But one of the things that offsets that is actually the -- probably even a larger decline in the bakery case. We talked about the self-service restrictions. And so the dynamic is we're also having a decline -- even a larger decline in the bakery cases as well. So it's kind of an offsetting phenomenon, quite frankly. And so if things can continue to move in the direction that we are going, I think that will be a positive impact once we get the other categories back into more of a normal. And if we can maintain the momentum in the pizza category, I think there is opportunity to elevate that margin, especially in a positive cheese environment since we've locked in. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. Bobby, the only thing I'd -- or Ben, rather, I'm sorry. The only thing I'd add to that is that we've had great momentum with the whole pie business. We think we can continue to grow that momentum while we're still starting to recapture that slice business because those are really different occasions. When you think about how our slice business works, it's a lot of commuter traffic going to and from work in the morning or at lunchtime. And then that whole pie business is primarily a dinner day part business. So they really don't compete with each other. They're really complementary. So we're optimistic that we'll hold on to that whole pie business and get our slice business back. Benjamin Shelton Bienvenu Stephens Inc., Research Division - MD Okay. Perfect. And then last question, just a quick housekeeping. Bill, the credit card fees for the quarter, if you could disclose that, that would be helpful. William Walljasper Yes, they were 30.5 million. Operator Our next question comes from the line of Chuck Cerankosky from Northcoast Research. Charles Edward Cerankosky Northcoast Research Partners, LLC - MD of Research, Equity Research Analyst & Principal I'd like to get into the deferred capital spending a little bit. Exactly how much you've slowed down new store openings and M&A? Would you just flat out be opportunistic on M&A should it -- should opportunities present themselves? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, Chuck. Yes, we're not really slowing down on M&A. As you know, getting a deal done is a challenge just in the base case, under normal circumstances, and then you layer on things like coronavirus. It just -- it's a little more challenging in the near term just getting people's attention and being able to sit down and work through these deals. So we have not slowed down from our perspective, but it just takes a little bit longer. On the organic growth side, some of that pause is really kind of occurred naturally when you think about how THOMSON REUTERS | Contact Us 11 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call we approach development. When we go out to buy real estate, we don't actually close on a deal until we have permits in hand. Now in the last couple of months, a lot of municipalities were shut down. So permitting wasn't taking place. And so we've kind of had a natural lag, which at a point in time a month or so ago when things were very volatile and very unpredictable, we were happy to see that pause and just give ourselves a little bit of flexibility and optionality as we work through things. And now that things have stabilized a bit more, still unpredictable about the future but stabilize to the point where we're continuing on. But we will have a little bit of a delay on some properties that would have otherwise have closed on because of the pandemic. William Walljasper No, Chuck, I was just going to add to that just a little bit. I don't think this will affect our long-term outlook for unit growth that we outlined in January. And one of the things that Darren outlined in his comments is liquidity and then a strong balance sheet are going to be critical because we do believe that once we come out of this crisis, there might be some opportunities on the M&A front. And so we want to make sure we're positioned well for that. So it just might be a little bit different structure getting to that long-term unit growth. Charles Edward Cerankosky Northcoast Research Partners, LLC - MD of Research, Equity Research Analyst & Principal How about the new distribution center? Is that still on track to open? I forget the opening date. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. We haven't changed our approach to that distribution center. We have run into some weather challenges down there that may cause it to slip a little bit. But other than that, we're still moving forward to that. And if you recall, building that distribution center, we'll immediately be able to service around 500 stores in our existing footprint. And it becomes quickly accretive because of all the miles driven that we're taking off the road. So that's one that we see as a really good investment. So we're continuing to move forward with that one. Operator Our next question comes from the line of John Royall from JPMorgan. John Macalister Royall JP Morgan Chase & Co, Research Division - Analyst So on fuel same-store gallons, you mentioned a trough of down 35% to 40%. I think industry demand on a national basis troughed closer to 50%. So do you think that outperformance was more regional or something specific to your business? I mean I would imagine the breadth of your grocery offering was somewhat of a factor. But anything else going on there? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. This is Darren. Yes, I would say that, that was probably driven by a regional situation. As you well know, that the coast kind of went into a shelter-in-place orders pretty quickly and probably more severely than the Midwest did. And so I think we benefited from not having to be in it as quickly or as long as some of the other areas. So I think that's what you're seeing in the national OPIS numbers. John Macalister Royall JP Morgan Chase & Co, Research Division - Analyst Great. And then on the grocery side, you mentioned that margins were down on mix effects. And I think tobacco was called out. But can you elaborate on were there other items -- other key items there that were dragging on that? And do you expect any long-term effects there post-COVID? Or was it more of just a COVID-type thing? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. I think it was more of a COVID-related situation. What we really saw there was yes, tobacco kind of hung in there, but there was a shift from single packs to cartons. And so the margin there -- about a 400 basis point shift completely away from packs and into cartons. And so there is some margin erosion there. Similarly, with alcohol, we saw significant growth in the alcohol category, both in beer and spirits. But those categories have a lower margin rate than the rest of the stores. So that kind of has an impact on that. And inside of that category, we're selling more take-home packages versus single-serve, beer in particular. So that again had an impact on the margin. And then when you looked at our packaged beverage business, which tends to have a higher-margin rate, we were selling a little bit more on the take-home packages, which have very low margins, but not as much on the single-serve, again with the reduced traffic. And so that impacted the margin as well. THOMSON REUTERS | Contact Us 12 ©2020 Thomson Reuters. 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JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call Operator Our next question comes from the line of Irene Nattel from RBC Capital Markets. Irene Ora Nattel RBC Capital Markets, Research Division - MD of Global Equity Research & Senior Equity Analyst Bill, you know that I wasn't going to let this call go by without saying thank you for all your help over the years. I thought if we wouldn't -- if you wouldn't mind just spending a minute on sort of the prepared food offering and how, if at all, you've sort of been rethinking your offering in maybe certain categories in light of some of those restrictions that came in or the shifts that you were seeing in demand. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, Irene, I'll take that. I would say that we were already going down that road anyway. And we outlined in our plan that we were going to launch Casey's Food 2.0 as we talked -- as we referred to it. And that was in part by building out a robust culinary team and food service team that had deep experience in the restaurant industry and then really doing a deep dive on our entire offer, but building off of that great credibility and quality we have with our pizza offering. And so we have established that team. We've got 4 additional people onto the team right now, each of whom bring broad and deep experience from the restaurant industry. And so they're in the process of making that assessment right now in terms of what the future looks like. So it really wasn't a COVID-related exercise. This was already in the plan. And maybe the virus has created a greater sense of urgency around that plan, but we're still moving forward in that direction. Irene Ora Nattel RBC Capital Markets, Research Division - MD of Global Equity Research & Senior Equity Analyst That's great. But I guess what I was getting at a little bit more was as you go through all of that, do you think -- are you -- does it cause you to think a little bit about the self-serve versus the may -- sort of the grab-and-go in a little bit of a different fashion and around maybe? Because it's reasonable to think that we're going to keep getting more waves of the virus. And if it's not this one, it's going to be another one, and I think there's going to be a lingering sensitivity around certain elements. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Well, Irene, as I mentioned before, I think if you'd asked me that question 2 months ago, I probably would have told you, yes, I think we ought to rethink our self-serve model. Having experienced it now and seeing what guest preference is, I don't know that, that's the right answer. I think the guest is going to make that decision. And clearly, where they have been voting so far is that they like that self-service. Now that being said, there's things we can do to make that more palatable for folks that may not be as comfortable. And so we'll take a look at all of those things. But for now, we don't have any guest insights that would -- or data that would suggest that we should move away from that. Irene Ora Nattel RBC Capital Markets, Research Division - MD of Global Equity Research & Senior Equity Analyst That's very helpful. And as we think surpass the current crisis and what will likely be a recession that's really going to hit hardest as we move through the summer and some of the support payments roll off, are you thinking about sort of -- or I know you think -- what are you anticipating around promotional intensity and bundling and the like? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. I would anticipate that we'll certainly be in a recessionary environment. And when you're in that environment, the focus on value from the guest becomes that much more intense. And so when I look back at our strategic plan, we had a couple of pillars there. We said we were going to reinvent our guest experience, and there's a couple of ways we're going to do that. That was through some of our digital offerings, through our product assortment, but we're also going to establish our private brands in a much bigger way. And so that work is underway as we speak, which will enable us to broaden some assortment at lower retail prices with higher-margin rates. And so we think that, that's part of the solution for the value proposition on the prepared foods side. We've already been going down that path on our whole pie business through our digital efforts. And we're learning a lot with the new digital platform in terms of what works, what doesn't and what drives incrementality. And so we'll continue on that vein. And at the same time, we said we were going to create capacity through efficiencies, and we've launched our initiative around centralized procurement so that we can take cost out of our entire operation to be able to help offset some of the investment in some of those areas. So I think we do see a more value-oriented environment coming, and we've got the initiatives in place to address it. THOMSON REUTERS | Contact Us 13 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call Operator Our next question comes from the line of Anthony Lebiedzinski with Sidoti & Company. Anthony Chester Lebiedzinski Sidoti & Company, LLC - Senior Equity Research Analyst Best of luck Bill in your retirement, certainly a pleasure working with you all these years. William Walljasper And you as well. Anthony Chester Lebiedzinski Sidoti & Company, LLC - Senior Equity Research Analyst Great. So actually, I just wanted to follow-up on the previous answer to a question. So as far as the centralized procurement, Darren, maybe you can talk about the opportunity of that. I mean how should we think about the potential margin expansion that you centralize more of your procurement? William Walljasper Hey, Anthony, this is Bill. I'll go in and start leading that one-off here. So obviously, we -- that's one of the key initiatives that we outlined back in January at Investor Day. And so as we think through the cadence of this next 3 years, there are a couple of things that we're going to take cost out of the system and create more efficiency. And centralized procurement was one of those, also standing up an asset protection team is going to be the other. Those both are moving on pace right now in accordance with what we outlined back in January. We're towards the tail end right now of hiring a Vice President, Procurement. We've been working very diligently over probably the last 2 to 3 months with a consultant in-house, looking at a variety of things from value capture to inventory optimization to payment terms and standing up and creating the operating model. We haven't outlined exactly what the entire benefit will be. We certainly have an indication coming into the strategic plans. We are right on track with that. We've actually accelerated a few components of that based on some of the findings that we've had. So more to come on that going forward. Anthony Chester Lebiedzinski Sidoti & Company, LLC - Senior Equity Research Analyst Got it. Okay. And so once you open the Joplin, Missouri distribution center, what's going to be the capacity in terms of number of stores that you'll be able to serve from the 3 distribution centers? William Walljasper Yes. So currently, we're at capacity here in the Ankeny distribution facility. We're roughly about 60%, 65% capacity down at Terre Haute, Indiana, and as Darren mentioned on answering one of these questions, so once the new facility is up in Joplin, Missouri, which -- weather can be a factor. But right now, we're planning roughly around beginning of next fiscal year for that opening. We'll shift about 500 locations to that immediately to take pressure off the 2 facilities. And from that, I don't necessarily look at it from a number of stores because it's hard to gauge because you could have your business accelerate in certain aspects and all of a sudden, you come to capacity. Now I would say the Joplin facility is being built a little bit smaller than the facility in Terre Haute with the opportunity to expand that. And so I would say it's more talking about years. It's probably 4 to 5 years before we would take a look at another. Now having said that, if acquisition activity accelerates, that could change the thought process relative to distribution facilities. Anthony Chester Lebiedzinski Sidoti & Company, LLC - Senior Equity Research Analyst Understood. Okay. And lastly for me, as far as the expansion of delivery programs, obviously, you announced DoorDash. Are you still looking at the other programs perhaps with Uber Eats or Grubhub? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. This is Darren, Anthony. And yes, we are talking with Uber Eats as we speak and looking at Grubhub as well. And part of the process there is working on the technology integration to make sure we can make that as seamless for our teams in the kitchens as possible. So we're working through that process as we speak. Operator (Operator Instructions) Our next question comes from the line of Kelly Bania from BMO Capital. THOMSON REUTERS | Contact Us 14 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst Bill, definitely I want to wish you all the best, and thank you for all the help over the years. William Walljasper You bet. Good to work with you, Kelly. Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst Not sure if this is the right quarter to kind of evaluate some of the things, given all the volatility. But just wanted to see if there's an update or if you learned anything over the past several months maybe even in the early part of the quarter with, I think it was around 400 stores that you were doing, multi-week deliveries. Just curious if your -- how your thoughts are progressing there. And then just any more details on the menu rationalization and innovation and where you think that could be going with those initiatives? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, Kelly, I'll take that. This is Darren. Yes, when we start to get into the height of the crisis, we actually suspended that multiple delivery per week test. And frankly, that was just out of the fact that our traffic and our volumes had reduced to the point where it wasn't going to pay out, and we needed to make sure we could maintain the efficiency of the distribution centers. So we went ahead and suspended that. We have not determined a date that we would reinstitute that, but we expect to at some point. And so we'll learn a little bit more there. In terms of menu rationalization, I still continue to believe we have a big opportunity there, but the team is doing the work right now. That -- if you do that work right, it takes some research and some turf analysis and some other things to really get to the right answer. And so now that we have the team in place that knows how to do those things, they're beginning that work. And so we'll have more to report on that later, but we don't have anything to talk about right now other than we're moving down the path with that. Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst Okay. That's fair. And maybe just another one on the delivery, the partnerships, DoorDash, Uber and Grub. You talked about the impact there a little bit on the top line. How should we think about that on the margins, particularly relative to your own in-house delivery service? William Walljasper Yes, Kelly, this is Bill. So generally speaking, when you go through a DoorDash or an Uber Eats or any third-party aggregator, it will be a lower margin-type transaction. Obviously, any time we can do it in-house, we generally have a higher margin. But probably the key here is more incrementality of gross profit dollars. We believe a good share of what we are seeing and probably the most of what we are seeing coming through the DoorDash platform is incremental to our business, albeit maybe at a lower margin, but nevertheless an incremental gross profit dollar. And so that's -- at the end of the day, that's how we look at our business and trying to drive gross profit dollars. Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst Okay. That's helpful. And maybe just too early to tell, but what can you -- what's your take on just how your local kind of mostly farming communities are doing? Or any color you can share, I guess, for some of us in different parts of the country, what you're seeing and hearing from those -- the main driver of the economy there? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. I can start with that, and then Bill can chime in. We have been taking a look at our stores in those towns that have less than 25,000 people versus more than 25,000 people. And as we've gone through this crisis, we started to see a divergence in the performance between those 2 with the smaller communities rebounding faster than the larger ones. And so I think some of that is just natural where some of the larger population centers have held on to local restrictions longer than perhaps some of the more rural communities that weren't as impacted by the virus. So we have started to see that divergence. Operator Our next question comes from the line of Paul Trussell from Deutsche Bank. THOMSON REUTERS | Contact Us 15 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call Paul Trussell Deutsche Bank AG, Research Division - Research Analyst Yes. And my best wishes to you, Bill, as well. William Walljasper Thanks, Paul. Paul Trussell Deutsche Bank AG, Research Division - Research Analyst I wanted to talk maybe first about fuel margins. Obviously, it's been a unique environment, and you made a comment earlier that you certainly don't expect the averages to sustain at the levels that they've transpired over the last few weeks. But just curious if the needle has moved at all in terms of how you're thinking about what the go-forward steady state of fuel margin will be? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Well, Paul, this is Darren. I -- if I could predict fuel margin, I probably wouldn't have to do this job over the long term. But yes, it's a tricky one. And obviously, there's a lot of factors. I think in this case, what we had was somewhat of the perfect storm between a real demand shock to the negative, which created a supply glut in fuel, and that was compounded by a spat in OPEC between the Saudis and the Russians which put even further pressure on supply. So we had a very unique situation in terms of margin -- of the margin environment. I have a hard time envisioning that scenario replicating itself. So where the new normal is, is really unpredictable. And this gets to one of the reasons why we haven't issued guidance. If you take a look at what $0.01 of fuel margin means to us from an EBITDA perspective, it was about $22 million to $23 million. And so with margins the way they are, it wouldn't take a lot of change in that margin environment to create a pretty big gap in terms of what we can forecast. So that's a really big sensitivity and very difficult to predict at this point. The one thing I would say though, in addition to that was over the past year, we've put a lot of effort and made investment into our fuel team and our fuel price optimization. And it wasn't that long ago that we handled this in a decentralized way. And now that we've got that team centralized, they have the right tools, they have great visibility to what's going on in the environment, I think it gave us the ability to maximize that opportunity where perhaps maybe 12, 14 months ago, we would not have been in the position to take advantage of the macro situation as well as we did. Paul Trussell Deutsche Bank AG, Research Division - Research Analyst That's helpful color. And just back -- circling back to maybe some of the more near-term performance comments you made. Are you able to maybe dig in a little bit more and help us think about how the business is performing, excluding the State of Illinois? Or even just maybe some additional comments regarding those doors that opened up self-service in the first wave or back of stores that opened, what's kind of transpiring there? William Walljasper Yes. Paul, this is Bill. Just to just provide just a little bit more color on that. First part of your question about Illinois, it's a little bit harder to gauge one state to another state simply because even though a state may have eased their state home restrictions, they may have in pockets of the state self-service mandates on products. So it's kind of hard to kind of gauge that. But as we talked about on the -- we'll start with the State of Illinois relative to the chain in general, and you're talking 300, 400 basis points differential. It really depends on the category, however. But on the self-serve side, you can see 10% to 15% differential depending on the category. So we definitely see once those restrictions have eased, and we saw this roughly starting about mid-April, that's roughly, first of all, when we started to pull back our voluntary ban on self service. And then towards, I would say, roughly the first part to the middle of May is when we first started seeing the states in our area start to ease their restrictions. And so we definitely seen an acceleration when both of those things happen. So that's our comments about -- we believe we're going to see continued improvement in same-store sales as these things start to transpire over the course of the upcoming months. Operator Our next question is a follow-up from the line of Chris Mandeville from Jefferies. Christopher Mandeville Jefferies LLC, Research Division - Equity Analyst Just 2 ones here. So Bill, we've talked about the in-store margins fairly considerably, but maybe we could just boil it down in terms of quantifying the actual buckets of impact within grocery and absolutely between cost mix promos, et cetera? THOMSON REUTERS | Contact Us 16 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call William Walljasper Yes. So on the prepared foods side of it, you can figure roughly about -- well, you're probably somewhere in that 100 to 110, 120 basis points roughly is going to be just on a commodity cost differential. This is talking about a quarter right now. The remaining piece of that really is going to be more of the promotional activity. There was a period of time, I'm going to say roughly about a week, maybe 2-week period of time where we did see our stale or food waste go a little bit higher than what we normally would see, and that was just due to the rapid decline in guest traffic. We made a relatively quick adjustment and got that back into play towards the end of the quarter. So those will be the 2 main factors on the margin side in the quarter. From the core and the grocery and general merchandise side, as Darren mentioned, it was really a product mix shift. You had a decrease in certain high-margin items like packaged beverages that are probably more geared towards more commuter-type traffic. And then you had an increase in lower-margin items, for instance, cigarettes. Cigarettes, as Darren mentioned, we had a shift from pack purchasing more to the carton purchasing, which is a significantly lower margin item. Also in the beer and alcohol category, specifically the beer category, beer in general is accelerating at a lower margin item than the category as a whole. But in this case, we saw people gravitate away from the single-serve and going to the -- I'll call them suit cases or the larger pack products, which have a lower margin. I think as things start to -- as you look forward, as those start to shift back, I think you'll see a natural progression back to a different margin structure. But as indicated, again, back in January, with our strategic plan, we fully anticipate every category ex COVID to have sequential movement upward in margin due to the initiatives that we outlined. Christopher Mandeville Jefferies LLC, Research Division - Equity Analyst Okay. And then the last one, just being on -- I mean the time and motion study. I think I recall you haven't completed that at the end of this past fiscal year. So I was just curious how you're thinking about that going into fiscal '21. And if there's any ability to maybe quantify the expected savings there? William Walljasper Yes. So we are progressing forward with that. That's going to be a Q1, like we had talked about stand up. At least that's the plan at this point. As far as the impact, it's hard to tell at this point, and here's why. I think what we're going to find is this, you're going to find stores with that quite frankly, did not have enough hours to adequately serve the guest, and we'll probably see a shift upward in those hours, which would mean obviously a revenue movement for those stores upwards. And in some cases, we're going to see stores that probably were a little bit heavy on the hours in those relative to the guest traffic. And so I think instead of an operating expense, you may see a revenue lift more so than an operating expense reduction. But I don't have anything detailed to give at this point. But that -- I assume that's going to be a future commentary as we move forward throughout the fiscal year. Operator Thank you. This does conclude the question-and-answer session of today's program. I'd like to hand the program back to Darren for any further remarks. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Okay. Thank you, and thanks, everybody, for your time this morning. Just as a few of you mentioned, this is Bill's last earnings call. After a 30-year career and Casey's, just about 17 of which was as a CFO. And I got to believe that's some kind of record somewhere, Bill. I don't know. William Walljasper (inaudible) Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director If it's not, it should be. Bill has been really an institution here at Casey's, and I know with the investment community as well. And I'm sure as he was thinking about his last year career -- last year of his career with Casey's, I doubt that he had, had envisioned having to break in a new CEO and deal with a global pandemic, but as usual, Bill handled all that with grace. And I know I'm going to miss Bill's guidance and wisdom. But I do look forward to continuing our friendship. And I want to welcome Steve Bramlage to the team as our new CFO. And THOMSON REUTERS | Contact Us 17 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 09, 2020 / 2:30PM GMT, Q4 2020 Caseys General Stores Inc Earnings Call I have got every confidence that he's up to the task in spite of the fact that he's got some pretty big shoes to fill. So with that, I'm going to turn it over to Bill to make a few comments, if you like, Bill. William Walljasper Yes, absolutely. So as obviously indicated on the call, this will be my last earnings call. We're trying to -- we were talking earlier today about how many of these earnings calls I have actually been on, and it started getting to be a pretty large number. And so I would say that's had a great career with Casey's, 30 years with the company, as Darren mentioned, come up 16, 17 years as CFO. And so I just want to thank everybody on the phone. It's been fantastic to get to know every each and every one of you. I appreciate all your support. I feel really good about leaving the company in the position that it is. I think we have a very strong outlook as we indicated in the Investor Day back in January. I feel really excited about Steve joining the company. I think you will really enjoy Steve's presence. And so with that, again, just a very heartfelt sense of gratitude for all of you. So I wish you all the best as well. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. Thanks, Bill. And just to wrap things up, I'd like to thank everybody for joining us this morning. And even though we've had to make some adjustments in our business related to COVID-19, I'd like to close the call by reiterating the strength of our brand and our balance sheet. Those combined with our dedicated team really leave me confidence in our ability to effectively manage through this challenge and continue driving towards our strategic plan that we outlined in January. And lastly, I'd like to thank all of our team members and business partners for their efforts during this unprecedented time. So I hope you and your families stay safe and healthy and enjoy the rest of your day. Thank you. Operator Thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may now disconnect. Good day. DISCLAIMER Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Briefs are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT BRIEFS REFLECTS THOMSON REUTERS'S SUBJECTIVE CONDENSED PARAPHRASE OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT BRIEF. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2020 Thomson Reuters. All Rights Reserved. THOMSON REUTERS | Contact Us 18 ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.